EXHIBIT 99.1

Sevcon Reports Financial Results for Second Quarter Fiscal 2013

SOUTHBOROUGH, Mass., May 7, 2013 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) reported financial results for the second quarter of fiscal 2013 ended March 30, 2013.

Second Quarter Fiscal 2013 Results Summary

  Revenues were $8.0 million, down from $10.1 million in the second quarter of fiscal 2012 but indicating a recovery from the $6.6 million recognized in the first quarter of fiscal 2013. This reflects a continuation of product demand fluctuations in most of the Company's markets that began in the fourth quarter of fiscal 2012. Foreign currency exchange rates were similar to last year and had little effect on reported sales.
  Operating loss was $463,000, including a one-time restructuring charge of $605,000, compared with operating income of $695,000 in the second quarter last year, which included $110,000 in U.K. government grant income. This represents an improvement over the $1.2 million operating loss in the first quarter of fiscal 2013.
  The Company recorded an income tax benefit for the quarter of $638,000.
  Net income was $62,000 or $0.02 per share, compared with net income of $470,000, or $0.14 per diluted share, a year earlier and a net loss of $1.3 million in the first quarter of fiscal 2013.

Six-Month Fiscal 2013 Results Summary

  Revenues were $14.6 million, compared with $18.6 million in the first six months of fiscal 2012. Foreign currency exchange rates were similar to last year and had little effect on reported sales.
  Operating loss was $1,648,000, which included a one-time restructuring charge of $605,000 in the second quarter, compared with operating income of $947,000 in the first six months of last year, which included $110,000 in U.K. government grant income.
  Net loss was $1.24 million, or $(0.37) per share, compared with net income of $754,000, or $0.22 per diluted share, for the first six months of fiscal 2012.

Management Comments

"Conditions in both the off-road and on-road segments of our business continue to be very challenging, and product demand remains well below the levels of a year ago," said President and CEO Matt Boyle. "However, the pickup in order flow that we began to experience in January continued through the second quarter. Our lead times and visibility have stabilized, and we were encouraged to see some pockets of end-market strength materialize as the quarter progressed."

"Our highest near-term priority is to return Sevcon to profitability," Boyle said. "We have taken out costs without, we believe, jeopardizing the long-term growth of the business. We implemented personnel and cost reduction measures in the second quarter designed to rapidly accomplish this goal, based on the assumption of continued soft demand. We expect these measures to result in approximately $2 million of annual savings. Although we incurred a related restructuring charge of $605,000 in the second quarter, the associated cost reductions enabled us to narrow our operating loss."

 "We believe that Sevcon is well-positioned to leverage the underlying strength in global demand for environmentally friendly transportation," said Boyle. "We are continuing to expand our portfolio of relationships with OEMs and automotive suppliers in Europe, Asia and North America. At the same time, our engineering team is working closely with our customers around the world on solutions for making electric vehicles safer, more convenient and less costly to operate than ever before. Although the near-term demand environment remains less than favorable, we began the third quarter with a stronger backlog than we began the last two quarters and we have both an improved order flow and a lower cost structure. We remain committed to returning the business to growth and profitability, and look forward to reporting continued progress toward this goal in the quarters ahead."

Second Quarter Fiscal 2013 Conference Call Details

Sevcon has scheduled a conference call to review its results for the second quarter of fiscal 2013 tomorrow, May 8, 2013 at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the Investor Relations section of the company's website at www.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company's website.

Second Quarter Fiscal 2013 Financial Highlights
(in thousands except per share data)

	Three months ended		Six months ended
	(Unaudited)		(Unaudited)
	March 30 2013	March 31 2012	March 30 2013	March 31 2012

Net sales	$ 8,017	$ 10,101	$ 14,657	$ 18,616

Operating (loss) income	(463)	695	(1,648)	947

(Loss) income before income taxes	(576)	628	(1,986)	1,001

Net income (loss)	$ 62	$ 470	$ (1,240)	$ 754

Basic income (loss) per share	$ 0.02	$ 0.14	$ (0.37)	$ 0.23

Diluted income (loss) per share	$ 0.02	$ 0.14	$ (0.37)	$ 0.22

Average shares outstanding	3,363	3,336	3,351	3,313

Summarized Balance Sheet Data
(in thousands)

	March 30 2013 (Unaudited)	September 30 2012 (Derived from audited statements)

Cash and cash equivalents	$ 1,002	$ 2,823
Receivables	6,008	5,858
Inventories	5,963	6,346
Prepaid expenses and other current assets	2,066	1,932
Total current assets	15,039	16,949
Long-term assets	6,841	6,612
Total assets	$ 21,880	$ 23,561

Current liabilities	$ 5,036	$ 5,044
Liability for pension benefits	9,518	10,264
Other long-term liabilities	1,748	1,774
Stockholders' equity	$ 5,578	6,479
Total liabilities and stockholders' equity	$ 21,880	$ 23,561

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of microprocessor based controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions and to optimize the energy consumption of the vehicle's power source. The Company supplies customers throughout the world from its operations in the USA, the U.K., France and the Asia Pacific region and through an international dealer network. Sevcon's customers are manufacturers of on and off-road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com.

Forward-Looking Statements

Statements in this release about Sevcon's prospects for fiscal 2013 and beyond are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. In particular: global demand for electric vehicles may not grow as much as we expect; our customers' products may not be as successful as those of other entrants in the electric vehicle market who are supplied by our competitors; and we are dependent on a few key suppliers and subcontractors for most components, sub-assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted. Please see the company's most recent forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon's risk factors.

CONTACT: David Calusdian
         Sharon Merrill Associates
         1 (617) 542 5300
         SEV@InvestorRelations.com

         Matt Boyle
         President and CEO
         1 (508) 281 5503
         matt.boyle@Sevcon.com